As filed with the Securities and Exchange Commission on November 13, 2006
Registration No. 333— ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
FIDELITY NATIONAL INFORMATION SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Georgia (State or Other Jurisdiction of Incorporation or Organization)	37-1490331 (I.R.S. Employer Identification No.)

601 Riverside Avenue Jacksonville, Florida (Address of Principal Executive Offices)	32204 (Zip Code)
Amended and Restated Certegy Inc. Stock Incentive Plan
Fidelity National Financial, Inc. 2004 Omnibus Incentive Plan
Fidelity National Financial, Inc. Amended and Restated 2001 Stock Incentive Plan
Fidelity National Financial, Inc. Amended and Restated 1998 Stock Incentive Plan
Fidelity National Information Solutions, Inc. 2001 Stock Incentive Plan
Micro General Corporation 1999 Stock Incentive Plan
Micro General Corporation 1998 Stock Incentive Plan
Vista Information Solutions, Inc. 1999 Stock Option Plan
Vista Environmental Information, Inc. 1993 Stock Option Plan
Datamap, Inc. 1995 Stock Incentive Plan
Granite Financial, Inc. 1996 Omnibus Stock Plan
Sanchez Computer Associates, Inc. Amended and Restated 1995 Equity Compensation Plan
InterCept, Inc. G. Lynn Boggs 2002 Stock Option Plan
InterCept, Inc. 2002 Stock Option Plan
InterCept Group, Inc. Amended and Restated 1996 Stock Option Plan
(Full Title of the Plans)
Todd Johnson
Vice President and Secretary
601 Riverside Avenue
Jacksonville, Florida 32204
(Name and Address of Agent for Service)
(904) 854-8100
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum		Amount Of
Title Of Securities	Amount To Be	Offering Price		Aggregate		Registration
To Be Registered	Registered (1)(2)	Per Share		Offering Price		Fee
Common Stock, par value $0.01 per share(5)	4,000,000	$41.23	(3)	$164,290,000	(3)	$17,579.03

Common Stock, par value $0.01 per share(6)	990,863	$29.9654	(4)	$29,691,591	(4)	$3,177.00

Common Stock, par value $0.01 per share(7)	385,456	$20.3630	(4)	$7,849,022	(4)	$839.85

Common Stock, par value $0.01 per share(8)	456,849	$19.4677	(4)	$8,893,798	(4)	$951.64

Common Stock, par value $0.01 per share(9)	91,720	$8.3382	(4)	$764,780	(4)	$81.83

Common Stock, par value $0.01 per share(10)	57,730	$15.7991	(4)	$912,080	(4)	$97.59

Common Stock, par value $0.01 per share(11)	5,980	$3.1142	(4)	$18,623	(4)	$1.99

Common Stock, par value $0.01 per share(12)	1,087	$20.6900	(4)	$22,490	(4)	$2.41

Common Stock, par value $0.01 per share(13)	269	$28.7361	(4)	$7,730	(4)	$0.83

Common Stock, par value $0.01 per share(14)	2,391	$35.0029	(4)	$83,692	(4)	$8.96

Common Stock, par value $0.01 per share(15)	27,746	$9.0554	(4)	$251,250	(4)	$26.88

Common Stock, par value $0.01 per share(16)	304,837	$27.3416	(4)	$8,334,741	(4)	$891.82

Common Stock, par value $0.01 per share(17)	125,990	$40.7376	(4)	$5,132,536	(4)	$549.18

Common Stock, par value $0.01 per share(18)	28,633	$17.4030	(4)	$498,300	(4)	$53.32

Common Stock, par value $0.01 per share(19)	197,471	$32.3586	(4)	$6,389,888	(4)	$683.72

Total:	6,677,022	$—		$233,140,521		$24,946.04

(1)	Represents shares issuable upon the exercise of options previously granted or assumed by Fidelity National Financial, Inc. and assumed by the Registrant in connection with the merger of Fidelity National Financial, Inc. with the Registrant on November 9, 2006.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares that may be subject to issuance as a result of anti—dilution and other provisions of each of the Plans listed above to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Determined in accordance with Rules 457(h) and (c) under the Securities Act of 1933, based on $41.23, the average of the high and low sale prices on the New York Stock Exchange on November 10, 2006.

(4)	Determined in accordance with Rule 457(h) under the Securities Act of 1933, based on the exercise price of outstanding options to purchase Common Stock.

(5)	Amended and Restated Certegy Inc. Stock Incentive Plan.

(6)	Fidelity National Financial, Inc. 2004 Omnibus Incentive Plan.

(7)	Fidelity National Financial, Inc. Amended and Restated 2001 Stock Incentive Plan.

(8)	Fidelity National Financial, Inc. Amended and Restated 1998 Stock Incentive Plan.

(9)	Fidelity National Information Solutions, Inc. 2001 Stock Incentive Plan.

(10)	Micro General Corporation 1999 Stock Incentive Plan.

(11)	Micro General Corporation 1998 Stock Incentive Plan.

(12)	Vista Information Solutions, Inc. 1999 Stock Option Plan.

(13)	Vista Environmental Information, Inc. 1993 Stock Option Plan.

(14)	Datamap, Inc. 1995 Stock Incentive Plan.

(15)	Granite Financial, Inc. 1996 Omnibus Stock Plan.

(16)	Sanchez Computer Associates, Inc. Amended and Restated 1995 Equity Compensation Plan.

(17)	InterCept, Inc. G. Lynn Boggs 2002 Stock Option Plan.

(18)	InterCept, Inc. 2002 Stock Option Plan.

(19)	InterCept Group, Inc. Amended and Restated 1996 Stock Option Plan.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 registers shares of common stock, par value $0.01 per share (the “Common Stock”), of Fidelity National Information Services, Inc., a Georgia corporation (the “Registrant”), which may be issued pursuant to awards granted under the Amended and Restated Certegy Inc. Stock Incentive Plan. This Registration Statement also registers Common Stock which may be issued pursuant to certain equity plans assumed by the Registrant, as described below.
     Pursuant to the Agreement and Plan of Merger, dated as of June 25, 2006, and amended and restated as of September 18, 2006, between the Registrant and former Fidelity National Financial, Inc. (“Old FNF”). Old FNF has merged with and into the Registrant effective November 9, 2006. Each option to purchase shares of Old FNF common stock outstanding at the time of the merger and each plan of Old FNF under which any of the options were issued were assumed by the Registrant and such options have been converted into options to purchase Common Stock of the Registrant, but with equitable adjustments made to the exercise prices and the number of shares thereof.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by the Registrant with the SEC are incorporated into this Registration Statement by reference:
(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

(3)	The Registrant’s Current Reports on Form 8-K filed January 25, 2006, February 6, 2006, March 17, 2006, May 2, 2006 (but only with respect to Item 5.02 therein), June 29, 2006, July 6, 2006, September 22, 2006, October 10, 2006, October 27, 2006, October 30, 2006 (but only with respect to Item 1.01 and Item 5.02) and November 9, 2006; and

(4)	The description of the Registrant’s Common Stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 10-12B/A filed with the SEC on June 11, 2004, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post—effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC.
     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein or any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities
     Not Applicable.

Item 5. Interests of Named Experts and Counsel
     Not Applicable.
Item 6. Indemnification of Directors and Officers
     The Company’s articles of incorporation eliminate the liability of its directors to the Company or its shareholders for monetary damages for any action taken, or any failure to take action, as a director to the extent permitted under the Georgia Business Corporation Code (the “Code”). The Company’s directors remain liable, however, for:
•	any appropriation, in violation of the director’s duties, of any business opportunity;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions as set forth in Section 14-2-832 of the Code; or

•	any transactions from which the director received an improper personal benefit.
     If the Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the Code, as amended, without further action by the Company’s shareholders. These provisions in the Company’s articles of incorporation may limit the remedies available to a shareholder in the event of breaches of any director’s duties.
     The Company’s bylaws require the Company to indemnify and hold harmless any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative, including any action or suit by or in the right of the Company, because the person is or was a Company director or officer against liability incurred in such proceeding. The Company’s bylaws generally prohibit the Company from indemnifying any officer or director who is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company for:
•	any appropriation, in violation of the director’s or officer’s duties, of any business opportunity;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions as set forth in Section 14-2-832 of the Code; or

•	any transactions from which the director derived an improper personal benefit.
     The Company’s bylaws require the Company, under certain circumstances, to advance expenses to Company officers and directors who are parties to an action, suit, or proceeding for which indemnification may be sought. The bylaws permit, but do not require, the Company to indemnify and advance expenses to its employees or agents who are not officers or directors to the same extent and subject to the same conditions that a corporation could, without shareholder approval under Section 14-2-856 of the Code.

     The Company’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations. In addition to the bylaw provisions and the insurance described above, the Company has agreed to indemnify its directors against certain liabilities to the fullest extent permitted by law.
Item 7. Exemption From Registration Claimed
     Not Applicable.
Item 8. Exhibits
     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 6, 2006).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 6, 2006).

5.1	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature pages of this Registration Statement).
Item 9. Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post—effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post—effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post—effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S—8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on November 13, 2006.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
/s/ Lee A. Kennedy
Lee A. Kennedy
President and Chief Executive Officer

Power of Attorney and Signatures
     We, the undersigned directors and officers of Fidelity National Information Services, Inc. (the “Company”), hereby severally appoint Lee A. Kennedy and Jeffrey S. Carbiener, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, any and all amendments to such Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that such attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Lee A. Kennedy Lee A. Kennedy	President, Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2006
/s/ Jeffrey S. Carbiener Jeffrey S. Carbiener	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 13, 2006
/s/ William P. Foley, II	Executive Chairman	November 13, 2006
William P. Foley, II
/s/ Thomas M. Hagerty	Director	November 13, 2006
Thomas M. Hagerty
/s/ Marshall Haines	Director	November 13, 2006
Marshall Haines
/s/ Keith W. Hughes	Director	November 13, 2006
Keith W. Hughes

Signature	Title	Date
/s/ David K. Hunt	Director	November 13, 2006
David K. Hunt
/s/ Daniel D. (Ron) Lane	Director	November 13, 2006
Daniel D. (Ron) Lane
/s/ Cary H. Thompson	Director	November 13, 2006
Cary H. Thompson
/s/ Robert M. Clements	Director	November 13, 2006
Robert M. Clements
/s/ James K. Hunt	Director	November 13, 2006
James K. Hunt
/s/ Richard N. Massey	Director	November 13, 2006
Richard N. Massey

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 6, 2006).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 6, 2006).

5.1	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature pages of this Registration Statement).